NEWS RELEASE

Contact: Alliance Data

Julie Prozeller – Analysts/Investors

Financial Dynamics

212.850.5721

alliancedata@fd.com

Shelley Whiddon – Media

972.348.4310

Shelley.Whiddon@alliancedata.com

Alliance Data Closes $450 Million of Term Asset-Backed Securities
*Company Locks-In Favorable Fixed Rates for the Next Five Years
*Company surpasses 2010 liquidity goal*

DALLAS, TX., July 12, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that World Financial Network Credit Card Master Note Trust has issued $450 million of public, fixed-rate, term asset-backed securities. The asset-backed securities were issued as part of the securitization program for Alliance Data’s private label credit card banking subsidiary, World Financial Network National Bank (WFNNB).

The securities consist of four series of notes rated AAA through BBB with an average life of five years and carry a weighted average fixed-rate of just under 5 percent. These terms are well within the Company’s pricing target range for term fixed-rate funding. Barclays Capital and BofA Merrill Lynch were the lead advisors to the Company.

Today’s announcement represents a continuation of the Company’s strategy of utilizing various funding sources to achieve an overall balanced funding structure as well as ladder the maturities of its funding out to five years. The Company’s private label credit card business currently employs three sources of funding for its roughly $5 billion portfolio, representing approximately 100 retailer programs: FDIC-insured CDs, private conduit facilities and term asset-backed securitizations.

Charles Horn, chief financial officer for Alliance Data, said, “Today’s announcement surpasses our Private Label funding objective for the year. With the completion of this current transaction, the Company has available liquidity facilities totaling $7 billion to fund the $5 billion portfolio. The $2 billion in excess liquidity can be utilized to fund new growth or simply as a liquidity cushion.

“With larger commitments from banks on conduit financing and strong demand in the term asset-backed market, we increased our available liquidity while lowering our funding rates. Ultimately, we are benefitting from a decline in our overall borrowing costs and a continued improvement in our credit losses – a trend we believe will drive results in 2010 and, especially 2011.

“Finally, with Private Label liquidity well in hand, we’ll now work to increase our already solid corporate liquidity position to augment our strong free cash flow.”

About Alliance Data

Alliance Data (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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